Exhibit 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor — Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

Give the
SOCIAL SECURITY
	For this type of account:	number of —

1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(2)
	b. So-called trust account that is not a legal or valid trust under State Law	The actual owner(1)
5.	Sole proprietorship account	The owner(3)
6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)

7.	Corporate account	The corporation
8.	Religious, charitable, or educational organization account	The organization
9.	Partnership account held in the name of the business	The partnership
10.	Association, club, or other tax- exempt organization	The organization
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Show the name of the owner.
(4)	List first and circle the name of the legal trust, estate or pension trust.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

(Page 2)

Obtaining a Number

If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service.

To complete Substitute Form W-9 if you do not have a taxpayer identification number, write “Applied For” in the space for the taxpayer identification number in Part 1, sign and date the Form, and give it to the requester. Generally, you will then have 60 days to obtain a taxpayer identification number and furnish it to the requester. If the requester does not receive your taxpayer identification number within 60 days, backup withholding, if applicable, will begin and continue until you furnish your taxpayer identification number to the requester.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under section 403(b)(7).
•	The United States or any agency or instrumentality thereof.
•	A State, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.
•	A foreign government or a political subdivision, agency or instrumentality thereof.
•	An international organization or any agency or instrumentality thereof.
    Payees exempted from backup withholding on broker transactions include the following:

•	A corporation.
•	A financial institution.
•	A registered dealer in securities or commodities registered in the United States or a possession of the United States.
•	A real estate investment trust.
•	A common trust fund operated by a bank under section 584(a).
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A foreign central bank of issue.
    Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.
•	Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident partner.
•	Payments of patronage dividends where the amount received is not paid in money.
•	Payments made by certain foreign organizations.
•	Payments made to a nominee.
    Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payor’s trade or business and you have not provided your correct taxpayer identification number to the payor.
•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).
•	Payments described in section 6049(b)(5) to nonresident aliens.
•	Payments on tax-free covenant bonds under section 1451.
•	Payments made by certain foreign organizations.
•	Payments made to a nominee.
Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYOR.

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

Privacy Act Notice. — Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payors who must report the payments to IRS. IRS uses the numbers for identification purposes. Payors must be given the numbers whether or not recipients are required to file tax returns. Payors must generally withhold 30% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. Certain penalties may also apply.

Penalties

(1) Penalty For Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty For False Information With Respect to Withholding. — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information. — Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX

CONSULTANT OR THE INTERNAL REVENUE SERVICE

The Information Agent for the Offer is:

D.F. KING & CO., INC.

77 Water Street
New York, NY 10005

Call Collect: (212) 269-5550

or

Call Toll-Free: (800) 549-6746